Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-196367) of Hilltop Holdings Inc. of our report dated February 15, 2019, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter discussed in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is November 20, 2019, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
November 20, 2019